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                                 FIFTH AMENDMENT


         THIS FIFTH AMENDMENT (the "Amendment") to the Credit Agreement referred to below is entered into as of the 8th day of October, 1997, by and among TEXFI INDUSTRIES, INC., a corporation organized under the laws of Delaware (the "Borrower"), THE LENDERS signatory hereto (collectively, the "Lenders"), and NATIONSBANK, N.A., a national banking association, as Agent (the "Agent").


                              STATEMENT OF PURPOSE

         The Borrower, the Lenders and the Agent are parties to a certain Credit Agreement dated as of March 15, 1996 (as heretofore amended and as further amended or modified hereby, the "Credit Agreement"), pursuant to which the Lenders have agreed to make, and have made, certain Loans to the Borrower. The Borrower, the Lenders and the Agent have agreed to amend the Credit Agreement upon the terms and conditions of this Amendment.

         NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto hereby agree as follows:


         I. Amendments and Waivers.

         1. Sale of Assets; Application of Proceeds. The Credit Agreement is hereby amended to provide that:

                  (a) The Net Proceeds of any sale of the plant, property or equipment at the Borrower's Kingstree Knits facility or Graham, North Carolina elastics facility shall be applied against the outstanding principal amount of the Revolving Credit Loans.

                  (b) The Net Proceeds realized from the sale of the assets of the Narrow Fabrics division of the Borrower shall be applied as follows:

                           (i) $2,800,000 shall be applied to the payment of the
                  Borrower's 11-1/4% Convertible Senior Subordinated Debentures due October 1, 1997;

                           (ii) $2,100,000 shall be applied against the
                  principal installments due on the Term Loan in the inverse order of their maturity; and

                           (iii) The balance shall be applied against the
                  outstanding principal amount of the Revolving Credit Loans.

                  (c) On or before October 31, 1997, the Borrower shall prepay the Term Loan by an additional $600,000, such prepayment to be in addition to the scheduled payment of $500,000 due on October 31, 1997, and to be applied against the installments due on the Term Loan in the inverse order of their maturity. The breach

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         of this covenant shall constitute a default in the payment of principal due on the Term Loan.

                  (d) The balance due on the Term Loan, after giving effect to the prepayments provided for above, shall be repaid in ten (10) consecutive, equal monthly installments, plus accrued interest, commencing on November 30, 1997 and continuing on the last day of each month thereafter through August 31, 1998, on which date the Term Loan, together with all accrued and unpaid interest thereon, shall be due and payable in full.

                  (e) Not later than October 31, 1997, (i) the Borrower shall have consummated the sale of Rival Sport, L.L.C. ("Rival") to Mentmore Holdings, Inc. or one of its affiliates (the "Purchaser") for a price equal to the Borrower's net investment in Rival as of the date of such sale. The consideration received by the Borrower will consist of a cash payment of at least $500,000 and the assumption by the Purchaser of the debt and other liabilities of Rival; and (ii) the Letters of Credit issued by the Issuing Lender for the benefit of Rival which are outstanding at the date of sale shall have been terminated and all liabilities and obligations to the Issuing Lender thereunder shall have been satisfied in full.

         2. Section 9.1 of the Credit Agreement. Section 9.1 of the Credit Agreement is hereby amended to provide that the ratio of (a) Consolidated Current Assets of the Borrower and its Subsidiaries to (b) Consolidated Current Liabilities of the Borrower and its Subsidiaries shall not be less than 1.85 to
1.0 at the end of the fourth quarter of Fiscal Year 1997 and not less than 2.0 to 1.0 at any time thereafter.

         3. Section 9.4 of the Credit Agreement. Section 9.4 of the Credit Agreement is deleted in its entirety and the following substituted in lieu thereof:

                           Section 9.4 Minimum Net Worth. Permit Consolidated
                  Net Worth to be less than negative $12,850,000 as of the end of the fourth quarter of the Borrower's 1997 fiscal year and as of any date thereafter, an amount equal to the sum of (x) negative $12,850,000 plus (y) fifty percent (50%) of Consolidated Net Income (if positive) of the Borrower and its Subsidiaries for each fiscal quarter occurring after the end of the Borrower's 1997 fiscal year plus (z) one hundred percent (100%) of the aggregate Net Proceeds of any issuance or offering of capital stock received by the Borrower or any of its Subsidiaries after the end of the Borrower's 1997 fiscal year.

         4. Waiver. The Agent and the Lenders hereby waive any Event of Default which exists as of the date of this Amendment resulting from the failure by the Borrower to comply with Section 9.1 (Current Ratio) or Section 9.4 (Minimum Net Worth) of the Credit Agreement.

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         II. Confirmation; Conditions to Effectiveness.

         1. Representations and Warranties. To induce the Lenders and the Agent to execute this Amendment, the Borrower hereby confirms that each representation and warranty made by it under the Loan Documents is true and correct as of the date hereof and that after giving effect to this Amendment and the application of the Net Proceeds as provided in Section I above, no Default or Event of Default exists under the Credit Agreement. The Borrower hereby represents and warrants that as of the date hereof there are no claims or offsets against or defenses or counterclaims to its obligations under the Credit Agreement or any other Loan Document.

         2. Conditions to Effectiveness. This Amendment shall become effective upon completion of the following conditions to the satisfaction of the Agent:

                  (a) this Amendment shall have been duly authorized, executed and delivered by the Borrower and shall be in full force and effect;

                  (b) receipt by the Agent of a commitment fee in an amount equal to $150,000, such fee to be shared by the Lenders pro rata in accordance with the Commitment Percentage of each Lender; and

                  (c) receipt by the Agent of any other document or instrument reasonably requested by it in connection with the execution of this Amendment.



         III. General Provisions.

         1. Limited Amendment. This Amendment shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Credit Agreement or (ii) to prejudice any other right or rights which the Agent or any Lender may now have or may have in the future under or in connection with the Credit Agreement or the Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended or modified from time to time.

         2. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

         3. Definitions. All capitalized terms used and not defined herein shall have the meanings given thereto in the Credit Agreement.

         4. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA.

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.


                             BORROWER:

                             TEXFI INDUSTRIES, INC.



                             By: /s/ Dane L. Vincent
                                     Name: Dane L. Vincent
                                     Title: VP, CEO & Treasurer




                             AGENT:

                             NATIONSBANK, N.A.



                             By: /s/ David H. Dinkins
                                     Name: David H. Dinkins
                                     Title: Vice President





                             LENDERS:

                             NATIONSBANK, N.A.



                             By: /s/ David H. Dinkins
                                     Name: David H. Dinkins
                                     Title: Vice President

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                             BANKBOSTON, N.A.



                             By: /s/ Pamela D. Petrick
                                     Name: Pamela D. Petrick
                                     Title: Vice President





                             CORESTATES BANK, N.A.



                             By: /s/ John P. Brady
                                     Name: John P. Brady
                                     Title: Vice President




                             NATIONAL BANK OF CANADA



                             By: /s/ Charles Collie
                                     Name: Charles Collie
                                     Title: VP & Mgr.




                             By: /s/ Dan Shaw
                                     Name: Dan Shaw
                                     Title: A.V.P.

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                             THE CIT GROUP/
                             COMMERCIAL SERVICES, INC.



                             By: /s/ P.B. Cooney
                                     Name: Peter B. Cooney
                                     Title: V.P.

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